                             (TOLL BROTHERS LOGO )
                              TOLL BROTHERS, INC.
                              3103 PHILMONT AVENUE
                          HUNTINGDON VALLEY, PA 19006
                               ------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON THURSDAY, MARCH 17, 1994
                               ------------------

     The Annual Meeting of Shareholders (the 'Meeting') of Toll Brothers, Inc. (the 'Company') will be held on Thursday, March 17, 1994, at 10:00 a.m., at the offices of the Company, 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006, for the following purposes:

        1. To elect three directors to hold office until the 1997 Annual Meeting of Shareholders and until their successors are duly elected and qualified. (The terms of office of the other four directors do not expire until 1995 or 1996.)

        2. To consider and act upon the selection of Ernst & Young as the Company's independent auditors for the 1994 fiscal year.

        3. To consider and act upon the adoption of the Toll Brothers, Inc. Key Executives and Non-Employee Directors Stock Option Plan (1993).

        4. To consider and act upon the adoption of the Toll Brothers, Inc. Cash Bonus Plan.

        5. To transact such other business as may properly come before the Meeting.

     The Board of Directors has fixed the close of business on January 20, 1994 as the record date for the Meeting. Only shareholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to sign, date and return the enclosed proxy promptly, although you are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote in person if you do attend the Meeting.

                                             BRUCE E. TOLL
                                              Secretary

February 22, 1994

                              TOLL BROTHERS, INC.
                              3103 PHILMONT AVENUE
                          HUNTINGDON VALLEY, PA 19006
                          ----------------------------
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 17, 1994
                          ----------------------------

                                    GENERAL

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Toll Brothers, Inc., a Delaware corporation (the 'Company'), for use at the Company's Annual Meeting of Shareholders (the 'Meeting'), which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. This proxy statement, the foregoing notice and the enclosed proxy are first being sent to shareholders of the Company (the 'Shareholders') on or about February 22, 1994.

     The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted 'FOR' the nominees of the Board of Directors in the election of the three directors whose terms of office will extend until the 1997 Annual Meeting of Shareholders and until their successors are duly elected and qualified, 'FOR' the approval of Ernst & Young as the Company's independent auditors for the current fiscal year, 'FOR' the adoption of the Toll Brothers, Inc. Key Executives and Non-Employee Directors Stock Option Plan (1993) and 'FOR' the adoption of the Toll Brothers, Inc. Cash Bonus Plan.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

VOTING SECURITIES

     At the close of business on December 31, 1993, there were 33,336,104 shares of the Company's common stock (the 'Common Stock') outstanding. The record date fixed by the Board of Directors for the determination of Shareholders entitled to notice of and to vote at the Meeting is the close of business on January 20, 1994. At the Meeting, such Shareholders will be entitled to one vote for each share of Common Stock owned at the record date. There is no other class of voting securities outstanding. The presence at the Meeting, in person or by proxy, of persons entitled to cast the votes of a majority of such outstanding shares of Common Stock will constitute a quorum for consideration of the matters expected to be voted on at the Meeting. In the election of directors, Shareholders entitled to vote will not have cumulative voting rights.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information as of December 31, 1993 respecting the holdings of each person who was known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company, of each director and nominee for director of the Company, and of all directors and executive officers of the Company as a group, except as otherwise noted below. Each of the individuals named below is a director (and Messrs. Robert and Bruce Toll are also executive officers) of the Company and each beneficial owner named below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated.

                                                                        AMOUNT AND NATURE OF            PERCENT OF
NAME OF BENEFICIAL OWNER                                               BENEFICIAL OWNERSHIP(1)         COMMON STOCK
- --------------------------------------------------------------        ------------------------        -------------
Robert I. Toll................................................            7,537,379(2)(3)(6)               22.6%
Bruce E. Toll.................................................            7,423,283(2)(4)(6)               22.3%
FMR Corp......................................................            3,330,100(5)                     10.0%
Robert S. Blank...............................................               23,500(6)                      *
Richard J. Braemer............................................               33,500(6)                      *
Roger S. Hillas...............................................               40,500(6)                      *
Carl B. Marbach...............................................               21,850(6)                      *
Paul E. Shapiro...............................................                3,000                         *
All directors and executive officers as a group (9 persons)...           15,263,012(3)(4)(6)(7)(8)(9)      50.8%

- ------------------

    *      Less than 1%.
   (1)     Unissued shares of each owner subject to currently exercisable options or options exercisable within 60 days are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by such owner.
   (2)     The address for Robert I. Toll and Bruce E. Toll is c/o Toll Brothers, Inc., 3103 Philmont Avenue, Huntingdon
           Valley, Pennsylvania 19006.
   (3)     Includes 20,000 shares owned by the Robert and Jane Toll Foundation, of which Robert Toll is a trustee, with dispositive power, as to which he disclaims beneficial ownership.

   (4)     Includes 25,000 shares owned by the Bruce E. Toll Foundation, of which Bruce E. Toll is a trustee, with dispositive power, as to which he disclaims beneficial ownership.
   (5)     Based on a Schedule 13G dated November 10, 1993 which states that the address of FMR Corp. ('FMR') is 82
           Devonshire Street, Boston, Massachusetts 02109, that the amount of shares is as of October 31, 1993 and that
           FMR has sole voting power with respect to 54,300 shares and sole investment power with respect to all shares indicated as beneficially owned by it.
   (6)     Includes 89,000 shares issuable to each of Robert I. Toll and Bruce E. Toll, 22,500 shares issuable to each of
           Messrs. Blank, Braemer and Mr. Hillas and 17,500 shares issuable to Mr. Marbach pursuant to outstanding
           'non-qualified stock options' (as defined in note 8 below) granted under the Company's Amended and Restated
           Stock Option Plan (1986), which are currently exercisable or which first become exercisable within 60 days of the date of this proxy statement.
   (7)     Includes 2,350 shares beneficially owned by Individual Retirement Accounts for the benefit of Mr. Marbach and his wife. Mr. Marbach disclaims beneficial ownership of the 1,175 shares held by his wife's IRA.
   (8)     Includes 180,000 shares issuable pursuant to outstanding options granted under the Amended and Restated Stock
           Option Plan (1986) to the Company's executive officers who are not also directors, which are currently exercisable or which first become exercisable within 60 days of the date of this proxy statement. Such options include both 'incentive stock options' within the meaning of Section 422(b) of the Internal Revenue Code of
           1986, as amended, and options not intended to be such 'incentive stock options' ('non-qualified stock options').
   (9)     The Board of Directors, after reviewing the functions of all of the Company's officers, both in terms of designated function and functions actually performed, has determined, for purposes of Section 16 of the
           Securities Exchange Act of 1934 and the rules thereunder, and Regulation S-K, that only the Chief Executive
           Officer, Chief Operating Officer, Executive Vice President, and Senior Vice President and Chief Financial
           Officer are deemed to be an officer or executive officer of the Company for reporting purposes under such laws.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     At the Meeting, the Shareholders will elect three directors to hold office until the 1997 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified. The Company's Board of Directors is divided into three classes serving staggered three-year terms, with the term of one class of directors expiring each year. The directors whose terms of office expire at the Meeting are Robert S. Blank, Roger S. Hillas and Paul E. Shapiro.

     The Board of Directors has nominated Robert S. Blank, Roger S. Hillas and Paul E. Shapiro to serve as directors until the 1997 Annual Meeting of Shareholders and until their successors have been duly elected and qualified. Such nominees have indicated a willingness to continue to serve as directors. Should a nominee become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares which such proxy represents for the election of such other person as the Board of Directors may recommend. Unless contrary instructions are given on the proxy, the shares represented by a properly executed proxy will be voted 'FOR' the election of Robert S. Blank, Roger S. Hillas and Paul E. Shapiro.

     The nominees for election as the directors to be elected at the Meeting and the directors whose terms of office continue after the Meeting, together with certain information about them, are set forth below:


                                              DIRECTOR      TERM
NAME                                AGE        SINCE      EXPIRES              POSITIONS WITH THE COMPANY
- ---------------------------  -----------  -----------  -----------  -------------------------------------------------
Robert I. Toll.............          53         1986       1996     Chairman of the Board of Directors and Chief
                                                                      Financial Officer
Bruce E. Toll..............          50         1986       1996     President, Chief Operating Officer, Secretary and
                                                                      Director
Robert S. Blank............          53         1986       1994     Director
Roger S. Hillas............          66         1988       1994     Director
Paul E. Shapiro............          52         1993       1994     Director
Richard J. Braemer.........          52         1986       1995     Director
Carl B. Marbach............          52         1991       1995     Director

     Robert I. and Bruce E. Toll, who are brothers, co-founded the Company's predecessors' operations in 1967 and have been members of the Board of Directors since the Company's inception in May 1986. Both are also members of the Stock Option Committee which administers the Company's Amended and Restated Stock Option Plan (1986) (the '1986 Plan') and the Compensation Committee of the Board of Directors. Their principal occupations since the Company's inception have been related to their various homebuilding and other real estate related activities.

     Robert S. Blank became a member of the Board of Directors in September 1986 and until December 1992 was also a member of the Audit Committee. For more than five years, Mr. Blank has been a partner in Whitcom Partners, a partnership with offices in New York City, which owns and operates newspapers, cable television stations, broadcast television stations and radio stations, in some cases in partnership with others. Mr. Blank is a member of the Board of Directors of Devon Group, a publicly traded reporting company.

     Roger S. Hillas became a member of the Board of Directors in April 1988. From July 1988 until December 1992, when Meritor Savings Bank was taken over by the Federal Deposit Insurance Corporation, Mr. Hillas was chairman and chief executive officer of Meritor Savings Bank, which had been a publicly traded reporting company; since that time, he has been retired. For more than five years prior to July 1988, Mr. Hillas was chairman of PNC Financial Corp. and of Provident National Bank. Mr. Hillas is a member of the Board of Directors of P.
H. Glatfelter Company, Consolidated Rail Corporation, VF Corporation, Mellon PSFS Bank and the Bon-Ton Stores, Inc., each of which is a publicly traded reporting company.

     Paul E. Shapiro became a member of the Board of Directors in December 1993 and is also a member of the Audit Committee, the Stock Option Committee for the Key Executive and Non-Employee Directors Stock Option Plan (1993), the Performance Based Compensation Committee for the 1986 Plan and the Administrative Committee for the Cash Bonus Plan. Since January 1994, Mr. Shapiro has been Executive Vice President/General Counsel of Marvel Entertainment Group, Inc., a publicly traded reporting company. From March 1991 to December 1993, Mr. Shapiro was a shareholder of the West Palm Beach, Florida law firm of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quental and is currently of counsel to that firm. From September 1988 to February 1991, Mr. Shapiro was a shareholder in the West Palm Beach, Florida law firm of Shapiro & Bregman, P.A.

     Richard J. Braemer became a member of the Board of Directors in September 1986. Since January 1994, Mr. Braemer has been a partner in the Philadelphia law firm of Ballard, Spahr, Andrews

& Ingersoll. From May 1992 to December 1993, Mr. Braemer was a shareholder in the Philadelphia law firm of Hangley Connolly Epstein Chicco Foxman and Ewing, P.C. For more than five years prior to May 1992, Mr. Braemer was a shareholder or partner in the Philadelphia law firm of Braemer Abelson & Hitchner, and its predecessors. Mr. Braemer is a member of the Board of Directors of ADVANTA Corp., a publicly traded reporting company.

     Carl B. Marbach became a member of the Board of Directors in December 1991 and is a member of the Compensation Committee and is also a member of the Audit Committee, the Stock Option Committee for the Key Executive and Non-Employee Directors Stock Option Plan (1993), the Performance Based Compensation Committee for the 1986 Plan and the Administrative Committee for the Cash Bonus Plan. Since September 1992, Mr. Marbach has been President of M-2 Systems, Inc., a consulting firm which he founded. For more than five years prior to September 1992, Mr. Marbach had been President of Professional Press, a suburban Philadelphia-based publisher of computer periodicals and books, of which he was the founder.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during the Company's fiscal year and also acted by unanimous consent in writing.

     The Board of Directors currently has an Audit Committee, a Stock Option Committee for the 1986 Plan, a Performance Based Compensation Committee for the 1986 Plan, Administrative Committees for the Key Executive and Non-Employee Directors Stock Option Plan (1993) and the Cash Bonus Plan and a Compensation Committee. The Audit Committee held two formal meetings during the Company's last fiscal year, which were attended by the Company's independent auditors, one telephonic meeting and also periodically conferred informally to discuss the scope of the annual audit and questions of accounting policy and internal controls. The Compensation Committee, which considers and determines all compensation matters relating to the Company's executive officers (other than the Chief Executive Officer and the Chief Operating Officer, whose compensation is determined by various formulas) held one formal meeting during the Company's last fiscal year, and the Stock Option Committee, which operates and administers the Company's 1986 Plan, held no formal meetings during the Company's last fiscal year, but met informally. In December 1993, the Board established a Performance Based Compensation Committee for the formula based provisions for the 1986 Plan and, in connection with the Board's adoption of the Key Executives and Non-Employee Directors Stock Option Plan (1993) and the Cash Bonus Plan, subject to shareholder approval, the Board established committees to administer such plans.

COMPENSATION OF DIRECTORS

     Through December 31, 1993, directors who were not employees of the Company received $3,000 for each full-day meeting that they attended, $1,500 for each half-day meeting that they attended, and $750 for each telephonic Board of Directors' meeting or committee meeting in which they participated. Effective for meetings occurring subsequent to January 1, 1994, non-employee directors will receive $4,000 for each full-day meeting that they attend, $2,000 for each half-day meeting that they attend, and $1,500 for each telephonic Board of Directors' meeting or committee meeting in which they participate. If the Shareholders approve the Key Executives and Non-Employee Directors Stock Option Plan (1993), each non-employee director will also receive stock options as described in Paragraph 11 under Proposal Three below. There are no other arrangements pursuant to which any director is or is proposed to be compensated for service on the Board.

                                  PROPOSAL TWO

                 APPROVAL OF THE COMPANY'S INDEPENDENT AUDITORS

     The Company's Board of Directors recommends that the Shareholders consider and approve a proposal to select Ernst & Young, which served as the Company's independent auditors for the last fiscal year, to serve as the Company's independent auditors for the current fiscal year. A representative of Ernst & Young is expected to be present at the Meeting, will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions of Shareholders.

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING 'FOR'
                 THE APPROVAL OF ERNST & YOUNG AS THE COMPANY'S
               INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.

                                 PROPOSAL THREE

             APPROVAL OF KEY EXECUTIVES AND NON-EMPLOYEE DIRECTORS
                               STOCK OPTION PLAN

     In December 1993, as further amended in February 1994, the Company's Board of Directors adopted, subject to the approval of the Shareholders, the Toll Brothers, Inc. Key Executives and Non-Employee Directors Stock Option Plan
(1993) (the '1993 Plan'). The 1993 Plan has been proposed in addition to the existing 1986 Plan to satisfy the requirements of certain 1993 amendments to the Internal Revenue Code of 1986, as amended (the 'Code') generally contained in
Section 162(m) of the Code. Under these recent amendments, publicly held corporations generally may not deduct compensation for certain employees to the extent that such compensation exceeds $1,000,000 for any of such executives. For purposes of Section 162(m), compensation may include income realized by the optionee attributable to the exercise of an option and/or the sale of the related stock. Compensation which is 'performance-based' (as defined in the Code and the rules and regulations thereunder), however, is not counted as subject to the deductibility limitations of Section 162(m). The 1993 Plan's provisions are intended to permit the deduction by the Company of amounts realized as income by the optionee attributable to options granted under the 1993 Plan, by qualifying such amounts as 'performance-based' compensation and therefore exempt from such limitations. The provisions of the 1993 Plan applicable to non-employee directors are intended merely to continue and formalize the Company's previous annual practices with respect to such directors.

     The 1993 Plan is also intended as an additional incentive to certain key executives and non-employee members of the Board of Directors to enter into or remain in the employ of the Company or to serve on the Board of Directors by providing them with an additional opportunity to increase their proprietary interest in the Company and to align their interests with those of the Company's Shareholders, generally through the receipt of options to purchase Common Stock, and has been structured to comply with the applicable provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended and Rule 16b-3 thereunder.

     The 1993 Plan is administered by a stock option committee appointed by the Board of Directors (the '1993 Plan Committee'), which is currently comprised of Messrs. Carl B. Marbach and Paul E. Shapiro. The key executives under the 1993 Plan are those persons, other than Messrs. Robert I. Toll and Bruce E. Toll, so defined in the 1993 Plan or designated as such by the 1993 Plan Committee. No such key executives have yet been so defined or so designated. Options granted under the 1993 Plan may be designated by the 1993 Plan Committee as 'incentive stock options' ('ISO's') within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended, or may be designated by the 1993 Plan Committee as options not intended to be ISO's ('non-qualified stock options').

     The material features of the 1993 Plan are as follows:

        1. Number of Shares. The aggregate maximum number of shares for which options to purchase shares of Common Stock may be granted under the 1993 Plan is 1,000,000 shares, subject to adjustment upon the occurrence of stock dividends, stock splits, recapitalization or certain other capital adjustments that cause an increase or decrease in the number of issued and outstanding shares of Common Stock. As of February 16, 1994, the aggregate market value of the 1,000,000 shares of Common Stock for which such options might be granted was $16,875,000. Because options are to be granted at fair market value, if all such options were granted on such date and immediately exercised on the date of grant, the Company would receive $16,875,000 as of February 16, 1994 in payment of the aggregate exercise prices of such options.

        2. Administration. The designation of key executives to whom options may be granted, the timing of grants for all eligible recipients and the option price for options granted to such eligible persons, including non-employee members of the Board of Directors, are as set forth in the 1993 Plan. Subject to the foregoing and other provisions of the 1993 Plan, the 1993 Plan Committee, consisting of at least two members of the Board of Directors (currently Carl B. Marbach and Paul E. Shapiro), administers the Plan.

        3. Eligibility. Key executives (as defined in the Plan and as determined from time to time by the 1993 Plan Committee) and non-employee directors of the Company and its affiliates (as defined) are eligible to receive options under the 1993 Plan, but the non-employee directors may only receive a defined amount of non-qualified stock options, with vesting, exercise price and other provisions as described in Paragraph 11 below. As of February 16, 1994, the number of persons eligible to participate in the 1993 Plan as key executives had not yet been determined and five persons were eligible to participate in the 1993 Plan as non-employee directors.

        4. Term of Plan. The 1993 Plan provides that no option may be granted under it after December 17, 2003.

        5. Term of Option. All options (other than those for non-employee directors, as further described in Paragraph 11 below) terminate on the earliest of: (a) expiration of the option term specified in the document granting the option, which for an ISO shall not exceed (i) ten years from the date of grant (or such shorter period as the 1993 Plan Committee may select) or (ii) five years from the date of grant if the optionee owns, directly or by attribution under the Code, shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of its affiliates (as defined); (b) the expiration of three months (or such shorter period as the 1993 Plan Committee may select) from the date an optionee's employment terminates for any reason other than a 'Change of Control,' death or disability; (c) a finding by the 1993 Plan Committee that the optionee has breached his employment or service contract with the Company or has been engaged in any sort of disloyalty to the Company; (d) the expiration of one year from the date on which the optionee's employment terminates due to such optionee's disability or death; (e) the date set by the 1993 Plan Committee to be an accelerated expiration date in the event of a 'Change of Control;' and (f) the date set by the 1993 Plan Committee to be an accelerated expiration date in the event of a change in the financial accounting treatment for options from that in effect on the date the 1993 Plan was adopted adversely affects the Company, or may adversely affect the Company in the foreseeable future.

        Notwithstanding the foregoing period limitations described under clauses
     (b)-(f) above, the 1993 Plan Committee may extend the period during which an option may be exercised to a date no later than the date of expiration of the term specified in the option document.

        In addition, the non-qualified stock options granted or to be granted to non-employee directors and described in Paragraph 11 below have further limitations on their term, as described in Paragraph 11.

        6. Option Price. The option price per share will be 100% of the fair market value of the Common Stock on the date the option is granted; provided, however, that if an ISO is granted to an optionee who then owns, directly or by attribution under the Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an affiliate (as defined), then the option price per share will be at least 110% of the fair market value of the Common Stock subject to the option on the date the option is granted. The 1993 Plan defines such fair market value as the mean between the closing 'bid' and 'asked' prices or the mean between the highest and lowest quoted selling prices of the Common Stock, as reported in customary financial reporting services, on the date the option is granted.

        7. Special Rules for Certain Shareholders. If an ISO is granted to an optionee who then owns, directly or by attribution under the Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an affiliate (as defined), then the term of the option will not exceed five years and the option price per share will be at least 110% of the fair market value of the Common Stock subject to the option on the date the option is granted. Such restrictions do not apply to non-qualified stock options granted to such an optionee, which are governed by the rules described in Paragraphs 5 and 6 above.

        8. Payment. An option holder may pay for shares covered by an option in cash or by certified check or by such other mode of payment as the 1993 Plan Committee may approve, including payment through a broker in accordance with certain federal laws, or payment in whole or in part of unencumbered shares of the Company's Common Stock held for at least one year, based on the fair market value of such Common Stock at the time of payment. Notwithstanding the foregoing, the Board of Directors, in its sole discretion, may refuse to accept shares of Common Stock in payment of the option exercise price.

        9. Option Document; Restriction on Transferability. All options will be evidenced by a written option document containing provisions consistent with the 1993 Plan. No option granted under the 1993 Plan may be transferred, except by will or by the laws of descent and distribution.

        10. Provisions Relating to a 'Change of Control.' In the event of a 'Change of Control,' the 1993 Plan Committee may take whatever action with respect to outstanding options it deems necessary or desirable, including accelerating the expiration date of the options to a date no earlier than 30 days after notice of such acceleration is given to holders of options. In addition, in the event of a 'Change of Control,' all options granted pursuant to the 1993 Plan will become immediately exercisable in full.

        A 'Change of Control' will occur under the 1993 Plan upon requisite Shareholder (or, if such approval is not required, Board of Directors) approval of a plan of liquidation or dissolution or the sale of substantially all of the assets of the Company. Subject to certain exceptions, a 'Change of Control' will also occur upon requisite approval by the Company's and the other constituent corporation's stockholders (or, if such approval is not required, by the applicable boards of directors) of the merger or consolidation of the Company with or into such other constituent corporation. In addition, a 'Change of Control' will occur if certain entities, persons or groups specified in the 1993 Plan (not including persons owning in excess of 20% of the outstanding Common Stock at the time of the adoption of the 1993 Plan by the Board of Directors and the Shareholders) have become beneficial owners of or have obtained voting control over more than 50% of the Company's outstanding Common Stock, or on the first date upon which a majority of the Board of Directors consists of persons who have been members of the Board of Directors for less than 24 months, unless the nomination for election of each new director who was not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

        11. Special Provisions for Grant of Options to Non-Employee Directors. Options will be granted to non-employee directors and will become exercisable under the 1993 Plan only in accordance with the following terms:

            A. Each non-employee director who was a director prior to December 20, 1993 was granted on December 20, 1993 and will be granted on each December 20th thereafter, an option to purchase 15,000 shares of Common Stock.

            B. Commencing on December 20, 1993, each non-employee director who becomes a director after such date, in the year of such director's appointment or election as a director will be granted, if he is appointed or elected on December 20, an option to purchase 15,000 shares of Common Stock; if the director is appointed or elected after December 20 but prior to September 1 of the following year, the director will be granted an option to purchase 10,000 shares of Common Stock; if the director is appointed or elected on or after September 1 but prior to November 30, such director will be granted an option to purchase 5,000 shares of Common Stock; and if such director is appointed or elected on or after December 1 but before December 20, such director will be granted no options. In addition to the initial grant of options upon such director's appointment or election as director, if any, each such director shall be granted on each December 20 after such director's appointment, an option to purchase 15,000 shares of Common Stock, except for a director who was appointed or elected on December 20, who shall not be granted this additional option in the year of such director's appointment or election.

            C. Each such option granted to a non-employee director will be a non-qualified stock option, becoming exercisable over a period of two years, so that the optionee shall have the right to exercise the option with respect to 50% of the shares covered by such option on the first anniversary of the date of grant, and the right to exercise the balance on the second anniversary of the date of grant. The option exercise price shall be equal to the fair market value of the underlying shares on the date the option is granted, as determined by the 1993 Plan Committee.

            D. Each such option granted to a non-employee director will be exercisable until the first to occur of (i) expiration of ten years from the date of grant; (ii) expiration of three months from the date the optionee's service with the Company or its affiliates (as defined) terminates for any reason other than death or disability; and (iii) expiration of one year from the date the optionee's service with the Company terminates by reason of death or disability.

            E. In no event shall (i) the exercise price of the option be less than the fair market value of the shares subject to the option on the date of grant; and (ii) payment of the exercise price for the option in whole or in part in shares of Common Stock held by the optionee for more than one year be restricted. The option document for such options may contain such other restrictions and terms as are permitted by and consistent with the 1993 Plan and as the 1993 Plan Committee shall determine.

        12. Amendments to the Option Document and the Plan. Subject to the provisions of the 1993 Plan, the Board of Directors may amend an option document, subject to the optionee's consent if the amendment is not favorable to the optionee. The Board of Directors may amend the 1993 Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors may not, without obtaining approval of a vote of a majority of the outstanding voting stock of the Company, within twelve months before or after adoption of the 1993 Plan or any amendment thereto, change the class of individuals eligible to receive an ISO, extend the expiration date of the 1993 Plan, decrease the minimum exercise price of an ISO granted under the 1993 Plan or increase the maximum number of shares as to which options may be granted. In addition, the provisions of the 1993 Plan that determine (i) which non-employee directors shall be granted options under the special provisions applicable to them, (ii) the number of option shares subject to options so granted; (iii) the exercise price for such options; and (iv) the timing of the annual grants of such options shall not be amended more than once every six months, other than to comport with changes in the Code or the Employee Retirement Income Security Act of 1974, as amended, if applicable.

        13. Tax Aspects of the Plan. The following discussion is intended to summarize briefly the general principles of Federal income tax law applicable to options granted under the 1993 Plan. A recipient of an ISO will not recognize taxable income upon either the grant or exercise of the ISO. The option holder will recognize long-term capital gain or loss on a disposition of the shares acquired upon exercise of an ISO, provided the option holder does not dispose of those shares within two years from the date the ISO was granted or within one year after the shares were transferred to such option holder. Currently, for regular federal income tax purposes, long-term capital gain is taxed at a maximum rate of 28%, while ordinary income may be subject to a maximum rate of 39.6%. If the option holder satisfies both of the foregoing holding periods, then the Company will not be allowed a deduction by reason of the grant or exercise of an ISO.

        As a general rule, if the option holder disposes of the shares before satisfying both holding period requirements (a 'disqualifying disposition'), the gain recognized by the option holder on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between (a) the lesser of the fair market value of the shares on the date of exercise or the amount received for the shares in the disqualifying disposition, and (b) the adjusted basis of the shares, and the Company will be entitled to a deduction in that amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending on the length of time the option holder held the shares prior to the disposition.

        The amount by which the fair market value of a share at the time of exercise exceeds the option price will be included in the computation of such option holder's 'alternative minimum taxable income' in the year the option holder pays alternative minimum tax with respect to the exercise of an ISO. Currently the maximum alternative minimum tax rate is 28%. If an option holder pays alternative minimum tax with respect to the exercise of an ISO, then the amount of such tax paid will be allowed as a credit against regular tax liability in subsequent years. The option holder's basis in the shares for purposes of the alternative minimum tax will be adjusted when income is included in alternative minimum taxable income.

        A recipient of a non-qualified stock option will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. Such an option holder will recognize ordinary income in the taxable year in which the option holder exercises the option, in an amount equal to the excess of the fair market value of the shares received upon exercise at the time of exercise of such options over the exercise price of the option, and the Company will be allowed a deduction in that amount. Upon disposition of the shares subject to the option, an option holder will recognize long-term or short-term capital gain or loss, depending upon the length of time the shares were held prior to disposition, equal to the difference between the amount realized on disposition and the option holder's basis in the shares subject to the option (which basis ordinarily is the fair market value of the shares subject to the option on the date the option was exercised).

        Whenever the Company proposes or is required to deliver or transfer shares in connection with the exercise of an option under the 1993 Plan, the Company has the right to require the option holder to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such shares or to take whatever action it deems necessary to protect its interests with respect to tax liabilities in connection with the issuance of such shares.

     The following table sets forth the benefits or amounts that will be received by or allocated to the persons listed below under the 1993 Plan for the last completed Company fiscal year if the 1993 Plan had then been in effect for such fiscal year. Such benefits or amounts are not yet determinable for any key executive, as such persons have not yet been designated. The dollar value of the option grants set forth below has been calculated based on the difference between the fair market value of the Common Stock on December 20, 1993 (the date of grant of the first of such options and the measuring date for the exercise price of such options) and February 16, 1994 (as of such date, the fair market value of the Common Stock was less than its value on December 20, 1993):

                               1993 PLAN BENEFITS
                                   1993 PLAN

                                                      # OF
                                     DOLLAR VALUE    OPTIONS
                                     ------------   ------------
Non-Executive
Director Group..................        $0.00        75,000

     The affirmative vote of the holders of a majority of the Company's Common Stock present at the meeting in person or by proxy is required to adopt the 1993 Plan. The Company has been advised that it is the intention of Robert I. Toll and Bruce E. Toll to vote the shares of Common Stock they beneficially own in favor of the proposal to adopt the 1993 Plan. If they do so, it is likely that the 1993 Plan will be adopted by the Shareholders. See 'Voting Securities and Security Ownership -- Security Ownership of Principal Shareholders and Management.'

                       THE BOARD OF DIRECTORS RECOMMENDS
                      VOTING 'FOR' THE PROPOSAL TO APPROVE
                                 THE 1993 PLAN

                                 PROPOSAL FOUR
                          APPROVAL OF CASH BONUS PLAN

     In January 1990, the Board of Directors decided that salary, bonus and option grants for the Company's Chief Executive Officer and Chief Operating Officer should be determined pursuant to objective measurements, including appropriate performance criteria, in addition to compensation that reflected market rates for comparable executives. Accordingly, the base salaries for Messrs. Toll have been increased at the beginning of each fiscal year since 1991 only by the lesser of the increase in the Consumer Price Index (as defined, using U.S. Department of Labor definitions) or the average base salary increase for the Company's ten most highly compensated employees other than Messrs. Toll. Cash bonuses for Messrs. Toll in addition to such annual salaries also have been determined since 1990 based on formulas relating to the Company's income before income taxes and shareholders' equity, as described below. The Board continues to believe that these methods are the most appropriate means of establishing cash compensation for these officers and therefore determined to maintain the program and preserve the tax deductibility of such compensation under the limitations of Section 162(m) of the Code, as described in Proposal Three above.

     Accordingly, in December 1993, as further amended in February 1994, the Company's Board of Directors adopted, subject to the approval of the Shareholders, the Toll Brothers, Inc. Cash Bonus Plan (the 'Cash Bonus Plan'). In general, the Cash Bonus Plan is intended to continue the previous bonus program for Robert I. Toll, Chairman of the Board and Chief Executive Officer and Bruce E. Toll, President and Chief Operating Officer, within the requirements of Section 162(m), so that amounts payable under the Cash Bonus Plan will be 'performance-based' compensation and therefore will be exempt from the limitations on deductibility under Section 162(m). The Cash Bonus Plan will assist the Company in motivating and retaining employees of superior ability, industry and loyalty, without limiting the Company's ability to take a tax deduction for such compensation. The Cash Bonus Plan is administered by an administrative committee appointed by the Board of Directors (the 'Cash Bonus Plan Committee'), which is currently comprised of Messrs. Carl B. Marbach and Paul E. Shapiro.

     The material features of the Cash Bonus Plan are as follows:

        1. Participants and Amount of Cash Bonus. The sole current participants in the Cash Bonus Plan are Robert I. Toll, Chairman of the Board and Chief Executive Officer and Bruce E. Toll, President and Chief Operating Officer. The Board of Directors adopted a compensation formula for such executives identical to the Cash Bonus Plan several years ago as a fair method of tying compensation for such executives to the Company's financial performance. The Cash Bonus

     Plan is now being submitted to Shareholders for approval in accordance with applicable provisions of the Code for exemption from the restrictions of Section 162(m). Under the Cash Bonus Plan, each of Robert I. Toll and Bruce E. Toll is entitled to receive a bonus equal to the sum of (a) 1.5% of the Company's income before income taxes (as defined in the Cash Bonus
     Plan) in excess of 10% and up to 20% of shareholders' equity (as defined in the Cash Bonus Plan) of the Company as of the end of the preceding fiscal year, plus (b) 2.0% of the Company's income before income taxes in excess of 20% and up to 30% of shareholders' equity of the Company as of the end of the preceding fiscal year, plus (c) 2.25% of the Company's income before income taxes in excess of 30% of shareholders' equity of the Company as of the end of the preceding fiscal year.

        2. Administration. The definitions of the applicable measurements for the cash bonus described in Paragraph 1 above are as set forth in the Cash Bonus Plan. Subject to the foregoing and other provisions of the Cash Bonus Plan, the Cash Bonus Plan Committee, consisting of at least two members of the Board of Directors (currently Carl B. Marbach and Paul E. Shapiro), administers the Plan and, together with the Audit Committee (currently Carl
     B. Marbach and Paul E. Shapiro), determines whether the various targets under the Cash Bonus Plan have been met.

        3. Term of Plan. The Cash Bonus Plan provides that subject to the approval of the Cash Bonus Plan by the Shareholders, the Cash Bonus Plan shall be in effect as of November 1, 1993 for the Company fiscal year ended October 31, 1994 and shall continue until terminated by the Board of Directors.

        4. Amendments to the Plan. The Cash Bonus Plan may be terminated or revoked by the Company at any time and amended by the Company from time to time, provided that neither the termination, revocation or amendment of the Plan may, without the written approval of the participants, reduce the amount of a bonus payment that is due, but has not yet been paid, and no changes may be made that would increase the amount of bonuses determined under the formula described in Paragraph 1 above shall be effective without approval by the Cash Bonus Plan Committee and without disclosure to and approval by the Shareholders in a separate vote prior to payment of such bonuses. In addition, the Cash Bonus Plan may be modified or amended by the Cash Bonus Plan Committee, as it deems appropriate, in order to comply with any rules, regulations or other guidance promulgated by the Internal Revenue Service with respect to applicable provisions of the Code as they relate to the exemption for 'performance-based compensation' under the limitations on the deductibility of compensation imposed under Section 162(m) and any other applicable provisions of the Code.

        5. Tax Aspects of the Plan. The Cash Bonus Plan is designed to maintain the deductibility of compensation for the Company's chief executive officer and chief operating officer under the limitation of Section 162(m). The recipients of bonuses under the Cash Bonus Plan will pay Federal income tax on such bonuses at ordinary income rates, which currently are at a maximum rate of 39.6%. The participant is required to make appropriate arrangements with the Company for satisfaction of any Federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual or payment of benefits under the Cash Bonus Plan. If no other arrangements are made, the Company may provide, at its discretion, for any withholding and tax payments as may be required.

     The following table sets forth the benefits or amounts that will be received by or allocated to the persons listed below under the Cash Bonus Plan for the last completed Company fiscal year if the Cash Bonus Plan had then been in effect.

                            CASH BONUS PLAN BENEFITS

NAME AND POSITION                                                            DOLLAR VALUE
- ---------------------------------------------------------------------------  -------------
Robert I. Toll, Chairman of the Board and Chief Executive Officer..........  $  544,861
Bruce E. Toll, President and Chief Operating Officer.......................  $  544,861
Executives as a Group......................................................  $1,089,722

     The affirmative vote of the holders of a majority of the Company's Common Stock present at the meeting in person or by proxy is required to adopt the Cash Bonus Plan. The Company has been advised that it is the intention of Robert I. Toll and Bruce E. Toll to vote the shares of Common Stock they beneficially own in favor of the proposal to adopt the Cash Bonus Plan. If they do so, it is likely that the Cash Bonus Plan will be adopted by the Shareholders. See 'Voting Securities and Security Ownership -- Security Ownership of Principal Shareholders and Management.'

                       THE BOARD OF DIRECTORS RECOMMENDS
                      VOTING 'FOR' THE PROPOSAL TO APPROVE
                              THE CASH BONUS PLAN

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the other executive officers of the Company.


                                                                                      LONG TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                                                     SECURITIES
                                              FISCAL     ANNUAL    COMPENSATION      UNDERLYING        ALL OTHER
        NAME AND PRINCIPAL POSITION            YEAR     SALARY($)   BONUS($)(1)      OPTIONS(#)       COMPENSATION(2)
- -------------------------------------------  ---------  ---------  --------------  --------------  -----------------
Robert I. Toll.............................    1993       677,960       544,861          59,000           11,315
  Chairman of the Board                        1992       655,540       264,834          30,000           10,730
  and Chief Executive Officer                  1991       630,000             0               0           12,181
Bruce E. Toll..............................    1993       677,960       544,861          59,000           11,315
  President, Chief Operating                   1992       655,540       264,834          30,000           10,730
  Officer and Secretary                        1991       630,000             0               0           12,181
Zvi Barzilay...............................    1993       314,238       335,000         100,000            9,995
  Executive Vice President                     1992       294,234       315,000          30,000           10,730
                                               1991       260,000       390,000          20,000           10,324
Joel H. Rassman............................    1993       341,149       215,000          35,000            9,987
  Senior Vice President,                       1992       331,734       212,000          30,000           10,730
  Chief Financial Officer                      1991       300,014       260,000          20,000           10,732
  and Treasurer(3)

- ------------------
(1) Cash bonuses for services rendered in fiscal years 1993, 1992 and 1991 have been listed in the year earned, but were actually paid in subsequent years.

(2) The compensation reported represents the Company's contribution and matching payments under its 401(k) salary deferred plan for each executive listed.
(3) Under the terms of an Agreement dated June 30, 1988 between the Company and Mr. Rassman, in the event of Mr. Rassman's termination by the Company without cause (as defined), any material reduction or material adverse change (as defined) in Mr. Rassman's duties, any failure by the Company to provide Mr. Rassman with compensation, including salary and bonus, in an amount less than $350,000 and the exercise of an election by Mr. Rassman to terminate his employment or the removal of fringe benefits (as defined), Mr. Rassman will receive $250,000, and, in certain instances, an additional amount equal to the difference between $350,000 and his actual total compensation during a specified period prior to his termination.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in fiscal 1993 to the named executive officers.


                                                                                           POTENTIAL REALIZABLE
                                                                                                  VALUE
                                NUMBER OF      % OF TOTAL                                AT ASSUMED ANNUAL RATES
                               SECURITIES        OPTIONS                                      OF STOCK PRICE
                               UNDERLYING      GRANTED TO       EXERCISE                     APPRECIATION FOR
                                OPTIONS      EMPLOYEES IN        PRICE        EXPIRATION       OPTION TERM
NAME                           GRANTED(#)   FISCAL YEAR(3)    ($/SH)(4)(5)       DATE          5%           10%
- -----------------------------  -----------  -----------------  -----------  -----------      ------       ------

Robert I. Toll(1)(6).........      29,000       5.47%            15.125       01/29/01      $209,424     $501,612

Robert I. Toll(1)(6).........      30,000       5.66              9.0625      11/02/00       129,808      310,916

Bruce E. Toll(1)(6)..........      29,000       5.47             15.125       01/29/01       209,424      501,612

Bruce E. Toll(1)(6)..........      30,000       5.66              9.0625      11/02/00       129,808      310,916

Zvi Barzilay(2)..............     100,000      18.86             12.75        12/18/00       608,755    1,458,090

Joel H. Rassman(2)...........      35,000       6.60             12.75        12/18/00       213,064      510,331

- ------------------

(1) Options granted in fiscal 1993 became fully exercisable on the first anniversary date of the date of the grant.

(2) Options granted in fiscal 1993 become exercisable starting on the first anniversary of the date of grant, with 50% becoming exercisable at that time and with the remaining 50% becoming exercisable on the second anniversary date.

(3) The Company granted options representing 530,200 shares to employees and 60,000 shares to non-employee directors.

(4) The option price is determined by averaging the high and low sales price of the Company's Common Stock as reported on the composite tape of the New York Stock Exchange on the date of grant.

(5) The exercise price of each option may be paid in cash, in shares of the Company's Common Stock (held by the individual for more than one year) valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale through a broker of the purchased shares.

(6) Issued pursuant to formula grant provisions of the Company's Amended and Restated Stock Option Plan (1986).

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth certain information with regard to the aggregated option exercises in the fiscal year ended October 31, 1993 and the option values as of the end of that year for the chief executive officer and other executive officers of the Company.


                                                                                                      VALUE OF
                                                                                   NUMBER OF         UNEXERCISED
                                                                                 UNEXERCISED        IN-THE-MONEY
                                                                               OPTIONS AT FY        OPTIONS AT
                                                     SHARES                        END(#)           FY END($)(1)
                                                   ACQUIRED ON       VALUE     EXERCISABLE(E)      EXERCISABLE(E)
                      NAME                         EXERCISE(#)    REALIZED($)  UNEXERCISABLE(U)   UNEXERCISABLE(U)
- -------------------------------------------------  ------------  ------------  ----------------   ----------------
Robert I. Toll...................................      None           N/A          30,000(E)        106,875(E)
                                                                                   59,000(U)        218,750(U)
Bruce E. Toll....................................      None           N/A          30,000(E)        106,875(E)
                                                                                   59,000(U)        218,750(U)
Zvi Barzilay.....................................     33,000       344,531         68,000(E)        570,875(E)
                                                                                  100,000(U)        300,000(U)
Joel H. Rassman..................................     21,000       171,263         44,500(E)        315,813(E)
                                                                                   35,000(U)        105,000(U)

- ------------------
(1) Based upon the difference between the exercise price of the option and the closing price of $15.75 of the Company's Common Stock as reported on the New York Stock Exchange on October 29, 1993.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors currently consists of Robert I. Toll, Bruce E. Toll and Carl B. Marbach. Robert I. Toll is the Company's Chairman of the Board and Chief Executive Officer and Bruce E. Toll is the Company's President and Chief Operating Officer. In naming these individuals to the Compensation Committee, the Board decided that salary, bonus and option grants for the Company's Chief Executive Officer and Chief Operating Officer should be determined pursuant to certain objective measurements of Company performance and base salary percentage increases and that the Company's Chief Executive Officer and Chief Operating Officer should have the primary roles in determining compensation for the Company's other executive officers.

     In addition to their receipt of salary, bonus and stock options from the Company and the performance of their duties for the Company, Messrs. Robert and Bruce Toll have engaged, and continue to engage, in certain other businesses in real estate. These businesses include the purchase and management of townhome, apartment, condominium, commercial and industrial real estate projects for rental.

     For many years, the other businesses of Messrs. Robert and Bruce Toll have shared certain office personnel and facilities in common with the Company. The Company and Messrs. Robert and Bruce Toll have entered into an agreement pursuant to which the Company supplies such businesses with certain office services and facilities, for which the Company receives payment of a pro-rated portion of the office expenses. During fiscal year 1993, such businesses paid the Company approximately $72,000.

     The Company also has engaged the services of a company jointly owned by Robbi Toll (who is Bruce Toll's wife), and the wife of Zvi Barlizay, the Company's Executive Vice President, to perform interior design work for a number of its community's model homes. The Company paid $182,000 during the last fiscal year to this company for interior design services. The Company believes that these transactions were entered into on a competitive basis.

     The Company purchased 36 vehicles with an aggregate purchase price of $528,000 from two auto dealerships which were partially owned by Bruce Toll. The Company obtained competitive bids for a significant number of the vehicles purchased and for the remaining, satisfied itself that the purchase price was at competitive prices.

                    REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

BASIC POLICY CONSIDERATIONS

     The Company's compensation policies with respect to its executive officers, as established by the Compensation Committee of the Board of Directors, are based on the principles that compensation should, to a significant extent, be reflective of the financial performance of the Company, and that a significant portion of executive officers' compensation should provide long-term incentives. Executive compensation is set at levels that are sufficiently competitive so that the Company may attract, retain and motivate the best individuals to contribute to the Company's goals and objectives and its overall financial success. Methods of compensation are designed to provide incentives for performance that result in continuing improvements in the Company's financial results or condition, over both the short term and the long term, and to assure continued service to the Company. Stock options constitute payment of a significant portion of incentive compensation, which causes the ultimate interests of the executives to be aligned with the interests of the shareholders in increasing the value of their investment. Each individual executive officer's compensation is based in part upon both individual and Company performance.

     The compensation program is comprised of two elements: annual salary and possible short term incentive awards in the form of cash bonuses, and a long term incentive program (namely, stock options), which is based on stock ownership and performance. The details of this compensation program, with specific discussion of the programs applicable to the Chief Executive Officer and the Chief Operating Officer are set out below.

ANNUAL COMPENSATION

     For salary levels other than those for the Chief Executive Officer and the Chief Operating Officer, which are determined by formulas, the Committee establishes annual salary by evaluating individual performance and considering marketplace valuations of comparable executives, although salary determinations have not been based upon any specific constant criteria and no formal comparison of any peer group to the salaries determined for the executive officers has been made. No one factor or combination of factors is determinative of annual and long term compensation for executive officers (other than for the Chief Executive Officer and Chief Operating Officer, whose compensation is determined by formulas, as described below) and the ultimate compensation awarded represents a Committee practice of subjective, informal compensation policies and practices. In addition, in the case of the Senior Vice President and Chief Financial Officer, the Company has an Agreement with such executive to make certain payments in the event of certain reasons for termination of such executive and in other circumstances. See 'Executive Compensation -- Summary Compensation Table.'

     Executive officers (except for the Chief Executive Officer and the Chief Operating Officer, who have formula-based bonus awards, as described below) are eligible for annual incentive bonuses granted at the discretion of the Committee. These awards are not intended to be in addition to market level compensation but instead are designed to make a significant part of an executive's annual compensation dependent on the Committee's assessment of the executive's performance. Factors the Committee considers include the Company's overall financial results, the overall economic conditions in the markets in which the Company operates, the strength of the market, and the Company's competitive environment as well as the individual's contributions to the Company's economic and strategic objectives, the efforts required and expended by the individual, the individual's abilities to develop, execute and implement short term and long term corporate goals and the executive's role in maximizing Company profitability, managing costs and reducing the impact of economic and demographic restrictions on Company performance. Nevertheless, no one factor or combination of these factors specifically determine an executive's annual compensation. In addition, the Committee believes that the Company's style of management sets the Company apart from its competition, although the Committee is cognizant also of its competitors' results of operations, including earnings, margins, return on equity and other factors, which affect the determination of compensation for the Company's executives, based on the Company's results. Since executive performance constitutes such a major factor in the Company's success, such incentive bonuses generally have represented approximately 40% or more of total annual cash compensation for executive officers. In 1993, the Committee granted substantial bonuses, based upon a high level of achievement with respect to the Company's objectives; specifically, the maximization of Company profits and the individual's ability to assist the Company in its growth, although, as described above, the ultimate incentive bonus awarded represents a Committee practice of subjective and informal procedures.

LONG TERM COMPENSATION -- STOCK OPTIONS

     The stock option component of the executive officers' compensation package is designed to provide incentives for the enhancement of shareholder value, since the full benefit of stock option grants will not be realized unless there has been appreciation in per share values over several years. In this regard, options have been granted at fair market value on the date of grant. In addition, for executive officers (except for the Chief Executive Officer and the Chief Operating Officer who are eligible only for formula-based option grants, as described below), options generally vest over a number of years, usually not less than two years, with significant restrictions, for a typical period of three years, on the executive's ability to exercise the options and sell the shares received without the consent of the Stock Option Committee. As with the grant of incentive cash bonuses, no constant criteria are used year after year; instead, the Committee makes a determination of the effectiveness of the executive and the level of contributions to the Company's success, with no one factor or combination of factors being determinative. In deciding the number of options to be granted to an executive, the Committee usually makes annual grants over a period of time, with intermediate vesting periods, rather than making one large grant with an extended vesting period. In this fashion, the Committee believes it provides the executive with a constant incentive tied to current market prices for the Company's shares. The amount of options granted each year, however, is therefore partly affected by the Committee's consideration of the number of options previously granted to such executive. Because the options are granted at fair market value relative to the date of grant, any value which ultimately accrues to the executives is based entirely on the Company's performance, as perceived by investors who establish the price for the Company's shares.

1993 COMPENSATION FOR CHIEF EXECUTIVE OFFICER AND CHIEF OPERATING OFFICER

     Several years ago, the Board of Directors determined that Messrs. Robert I. and Bruce E. Toll should have the primary roles in determining compensation for the Company's executive officers other than themselves. The Board also decided, in January of 1990, that salary, bonus and option grants for Messrs. Toll should be determined pursuant to objective measurements, including appropriate performance criteria, in addition to compensation that reflected market rates for comparable executives, although no formal comparison of any peer group to the starting salaries for Messrs. Toll, to which the formula increases have subsequently been applied, was made. Accordingly, the base salaries for Messrs. Toll have been increased at the beginning of each fiscal year since 1991 only by the lesser of the increase in the Consumer Price Index (as defined, using U.S. Department of Labor definitions) or the average base salary increase for the Company's ten most highly compensated employees other than Messrs. Toll. For 1993, the base salaries for Messrs. Toll were increased by the amount of the increase in the Consumer Price Index. Cash bonuses for Messrs. Toll in addition to such annual salaries also have been determined since 1990 based on the following formulas: each of Robert I. Toll and Bruce E. Toll is entitled to receive a bonus equal to the sum of (a) 1.5% of the Company's income before income taxes (as defined) in excess of 10% and up to 20% of shareholders' equity (as defined) of the Company as of the end of the preceding fiscal year, plus (b) 2.0% of the Company's income before income taxes in excess of 20% and up to 30% of shareholders' equity of the Company as of the end of the preceding fiscal year, plus (c) 2.25% of the Company's income before income taxes in excess of 30% of shareholders' equity of the Company as of the end of the preceding fiscal year. These formulas and definitions are now proposed to be codified in the Cash Bonus Plan described under Proposal Four in this proxy statement. This method of compensation ties the compensation of these executive officers to the Company's performance. Accordingly, in the past three years, this method generated no bonus in 1991, a substantial bonus in 1992 and a bonus in 1993 that was twice the size of the bonus for 1992. With respect to stock option grants under the Company's 1986 Plan, in addition to annual grants of 30,000 shares commencing November 1, 1992 and ending on and including November 1, 1995, Messrs. Toll may receive additional option grants only if certain defined targets for the Company's pre-tax return on equity, return on net worth and increase in common stock value, over one year, three year and two year fiscal periods, respectively, are met. Such targets were met in 1993 and the amount of options granted in 1993 to the Chief Executive Officer and the Chief Operating Officer were determined in accordance with the formulas set forth in the 1986 Plan. The Committee believes that such formulas, which so closely relate to Company performance, are the most appropriate methods of determining compensation for the Company's Chief Executive Officer and the Chief Operating Officer.

QUALIFYING EXECUTIVE COMPENSATION FOR DEDUCTIBILITY UNDER RECENTLY AMENDED PROVISIONS OF THE INTERNAL REVENUE CODE

     As more fully explained under Proposals Three and Four above in connection with the approval of the 1993 Plan and the Cash Bonus Plan, recent amendments to the Code provide that publicly held corporations may not generally deduct certain compensation for certain employees unless such compensation is 'performance based' as defined in Section 162(m) of the Code. The Committee notes that the provisions of the 1993 Plan and the Cash Bonus Plan are designed to satisfy the performance requirements and accordingly to preserve the deductibility by the Company of the amounts realized as income by the optionee upon the exercise of stock options and/or sale of related stock under the 1993 Plan and of cash paid under the Cash Bonus Plan.

     The Committee concurs in the Board decision that such Plans should be structured to preserve such deductibility.

                                          COMPENSATION COMMITTEE
                                          OF THE BOARD OF DIRECTORS
                                          Robert I. Toll
                                          Bruce E. Toll
                                          Carl B. Marbach

                               PERFORMANCE GRAPH

   The following graph compares the five year cumulative total return of the Company's stock, assuming reinvestment of dividends, with the S & P 500 Index and the S & P Homebuilding Index:





 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
AMONG TOLL BROTHERS, THE S&P 500 INDEX AND THE S&P HOMEBUILDING INDEX


Toll BrothersS & P 500S & P Homebuilding
10/88   100          100               100
10/89    79          126               145
10/90    51          117                71
10/91   136          156               144
10/92   185          172               214
10/93   323          197               315

*100 invested on 10/31/88 in Stock or Index -- including reinvestment of dividends. Fiscal year ending October 31.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the 'Reporting persons') to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. New rules governing these reports were adopted in February 1991 and generally became effective in May 1991.

     Based on the Company's review of the copies of these reports received by it, and written representations received from Reporting persons, the Company believes that all filings required to be made by the Reporting persons for the period November 1, 1992 through October 31, 1993 were made on a timely basis.

CERTAIN TRANSACTIONS

     The Company entered into an agreement in October 1993 to acquire a parcel of land in Pennsylvania (the 'Parcel') from various persons and entities directly and indirectly related to Robert S. Blank, a director (collectively, 'Sellers'). The purchase price for the Parcel is approximately $7 million net of the Sellers' required contribution towards the cost of a common sewer plant. The Sellers, who had previously owned a 60% interest in the Parcel and adjoining properties, acquired the remaining 40% minority interest in the Parcel and the adjoining properties from a third party in November 1992 after the 40% holder had refused to invest additional funds to pursue needed approvals, which appeared likely to involve litigation. The Sellers' purchase price for the 40% minority interest was based on a value of $5 million for 100% of the Parcel and the adjoining properties. The Company has been advised that no portion of the $2 million price paid by the Sellers for the 40% minority interest was specifically allocated to the Parcel as distinguished from the adjoining properties; moreover, due to differences among the Parcel and the adjoining properties, including a variety of approval problems, which ultimately resulted in litigation only as to the adjoining properties, any attempt to estimate such a specific allocation would be speculative. The transaction was approved by separate actions of both the Audit Committee and the Board of Directors (Mr. Blank withdrawing from the meetings). The Audit Committee and the Board, basing their determinations upon comparable sales of property in the area, the competitive price for the property compared to market and the attractiveness of the property for home building purposes, determined that the transaction was fair to the Company and was entered into in good faith.

     For information regarding certain transactions between the Company and Messrs. Toll, the Company and Bruce Toll and the Company and a company owned by the wives of Bruce Toll and Zvi Barzilay, the Company's Executive Vice President, see 'Compensation Committee Interlocks and Insider Participation' elsewhere in this proxy statement.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 1995 Annual Meeting of Shareholders must be received by the Company at the address appearing on the first page of this proxy statement by October 25, 1994 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                            SOLICITATION OF PROXIES

     The Company will bear the cost of the solicitation of the Board of Directors' proxies for the Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners.

     In addition to the mailing of the proxy material, such solicitation may by made in person or by telephone, telegraph or telecopy by directors, officers or regular employees of the Company, or by a professional proxy solicitation organization engaged by the Company.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO JOSEPH R. SICREE, DIRECTOR OF INVESTOR RELATIONS, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

PROXY
                              TOLL BROTHERS, INC.
                              3103 PHILMONT AVENUE
                     HUNTINGDON VALLEY, PENNSYLVANIA 19006

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned shareholders of TOLL BROTHERS, INC. (the 'Company') hereby constitutes and appoints ROBERT I. TOLL, BRUCE E. TOLL and ROBERT S. BLANK, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned to attend the Annual Meeting of Shareholders to be held at the offices of the Company, 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006, on March 17, 1994, at 10:00 a.m., and any adjournment or postponement thereof, and thereat to vote all shares of Common Stock of the Company held by the undersigned which the undersigned would be entitled to vote if personally present with respect to the following matters described on the reverse side of this proxy card.


1. Election of Directors: Nominees are Robert S. Blank, Roger S. Hillas and Paul E. Shapiro
   / / FOR all nominees  / / WITHHOLD AUTHORITY    / / WITHHOLD AUTHORITY
       listed above          to vote for nominees      to vote for nominee
                                                       indicated on the line
                                                       immediately below

2. Proposal to approve the selection of Ernst & Young as the Company's independent auditors for the fiscal year ended October 31, 1994
                       / / FOR   / / AGAINST    / / ABSTAIN

3. Proposal to adopt the Company's Key Executives and Non-Employee Directors Stock Option Plan (1993)
                       / / FOR   / / AGAINST    / / ABSTAIN

4. Proposal to adopt the Company's Cash Bonus Plan
                       / / FOR   / / AGAINST    / / ABSTAIN

5. Upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

                 (Continued, and to be signed, on other side.)

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED 'FOR' THE ELECTION OF THE LISTED NOMINEES FOR DIRECTOR, 'FOR' THE SELECTION OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED OCTOBER 31, 1994, 'FOR' THE COMPANY'S KEY EXECUTIVES AND NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN (1993) AND 'FOR' THE COMPANY'S CASH BONUS PLAN. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

   THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF TOLL BROTHERS, INC.

                              DATED: ____________________________________ , 1994

                                              Signature of Shareholder

                                              Signature of Shareholder

                                              Please sign your name exactly as
                                              it appears hereon. When signing as
                                              attorney-in-fact, executor,
                                              administrator, trustee or
                                              guardian, please add your title as
                                              such. When signing as joint
                                              tenants, all parties in the joint
                                              tenancy must sign. If signer is a
                                              corporation, please sign in full
                                              corporate name by duly authorized
                                              officer or officers and affix the
                                              corporate seal.

       PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.